EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made of May 19, 2008 by and between Omega Flex, Inc. (the “Principal”), having a principal place of business at 213 Court St., S. 701, Middletown, Ct, 06457 and E. Lynn Wilkinson (the “Consultant”), a natural person with a principal residence at 2 Friendly Pines Ln., Kennbunk, ME 04043.

1.        Consulting Services. The Consultant, as the former Vice President – Finance of Principal has extensive knowledge of the Principal’s financial and accounting systems, hereby agrees to provide the consulting services (the “Services”) and Principal agrees to accept such services on the terms and conditions set forth herein. The Services include without limitation: (a) advice on financial and accounting matters for Principal, (b) perform accounting tasks and prepare financial statements tasks for Principal's subsidiary, Omega Flex Limited, and (c) such other duties consistent with his position as a consultant and as directed from time to time by Principal. Consultant acknowledges and agrees that in performing the Services, he may be required to travel from time to time to the Principal’s offices in Middletown, Connecticut and Exton, Pennsylvania, and Principal agrees that such travel will be kept to a minimum. Any special projects that may require special travel and significant time, including without limitation projects relating to Omega Flex Limited, will be considered outside the scope of this Agreement, and will be negotiated separately.

2.            Term. The appointment hereunder shall commence on the date hereof, and will continue thereafter for a period of 6 months. This Agreement may be renewed for successive renewal terms of 90 days each on the prior written consent of the parties.

3.            Consideration. For the full and faithful performance of the Services, Consultant shall be paid by Principal a retainer of $52,000, which will be paid in equal weekly installments.

4.            Expenses. During the term of this Agreement, Consultant shall be reimbursed by Principal for the reasonable business and travel expenses incurred by him in connection with the provision of the Services hereunder in accordance with the general policy of Principal regarding the reimbursement of business and travel expenses. All expense reports for expenses incurred in performing the Services must first be approved by the Principal’s corporate representative.

5.            No Benefits. Consultant understands and agrees that because he is not an employee of Principal or its affiliates, he is not eligible for nor entitled to participate in any retirement, medical or insurance benefit programs, except those benefits Consultant is entitled to receive as a result of his prior employment with Principal.

6.            Relationship Between the Parties. Consultant shall provide the Services to Principal only for the purposes and to the extent set forth in this Agreement, and relationship of Consultant to Principal is that of an independent contractor. For tax purposes, Consultant shall be issued a Form 1099, miscellaneous income, setting forth all compensation paid to Consultant by Principal for the Services performed under this Agreement.

7.            Nondisclosure of Information. The Consultant shall not, during the term of this Agreement, directly or indirectly, disclose to any person, firm, corporation or other business entity, or use for his own benefit, any confidential information disclosed to Consultant by Principal, or acquired by Consultant in the course of providing the Services. The parties hereto understand and agree that for purposes of this Agreement, confidential information does not include information: (a) that was generally available to the public prior to disclosure by Principal, (b) that becomes generally available to the public after disclosure by Principal other than through any act or omission of Consultant in breach of this Agreement, or (c) that becomes known to Consultant after disclosure by Principal through a source that has no obligation of confidentiality to Principal. Upon termination of this Agreement, all documents, records, notebooks, and similar repositories of or containing the confidential information then in possession of Consultant shall be returned to Principal. The obligations of Consultant and the rights of Principal pursuant to this Section 7 shall survive the termination of this Agreement.

8.	Miscellaneous.

8.1          Any billing or notice required or permitted to be given under this Agreement shall be sufficient if in writing an delivered personally or sent by express, registered or certified mail to:

Consultant:	E. Lynn Wilkinson 2 Friendly Pines Ln. Kennbunk, ME 04043	Principal:	Omega Flex, Inc. 213 Court St., S. 701 Middletown, CT, 06457

8.2          This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all previous communications and understandings both oral and written, and no modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

8.3          Consultant acknowledges that any violation of Section 7 of this Agreement by him may cause injury to Principal for which an award of money damages is insufficient relief; therefore, Consultant agrees with Principal that, in addition to any remedies which Principal may have available to it, Principal may pursue injunctive relief to prevent or curtail any breach by Consultant of the obligations in Section 7 of this Agreement.

8.4          This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the Commonwealth of Pennsylvania excluding its conflict of laws.

                The parties have signed this Agreement as of the date first written above.

PRINCIPAL:
OMEGA FLEX, INC.

By: ________________________________

CONSULTANT:
E. LYNN WILKINSON

By: ________________________________